Exhibit 99.1

Jim Lanzone Joins Snap Inc. Board of Directors

SANTA MONICA, Calif— Snap Inc. (NYSE: SNAP) announced today that Jim Lanzone, Chief Executive Officer of Yahoo Inc., has been appointed to the company’s board of directors, effective as of September 12, 2024.

“We are excited to welcome Jim to our board of directors and benefit from his experience in technology and digital advertising,” said Evan Spiegel, co-founder and Chief Executive Officer of Snap Inc. “We look forward to working with and learning from him as we continue to grow our business.”

“Jim’s strong technology background will be a key asset for Snap,” said Michael Lynton, Chairperson of the board of directors of Snap Inc. “We are glad to have him on the board and I look forward to beginning our work together.”

“Snap has long been a tech pioneer and innovator and I’m thrilled to join the board,” said Lanzone. “With significant long-term opportunity ahead, I’m eager to begin collaborating with Evan, Michael, and the other directors to grow its iconic business.”

Mr. Lanzone has been Chief Executive Officer and member of the board of directors of Yahoo Inc. since September 2021. Prior to that, Mr. Lanzone served as CEO of Tinder. Previously, he served as President and CEO of CBS Interactive for over 8 years, as well as becoming CBS Corporation’s first Chief Digital Officer. He has also previously served on the board of directors for GoPro, Inc. and Edmunds.com. Mr. Lanzone holds a bachelor’s degree in political science from UCLA and a JD/MBA degree from Emory University.

About Snap Inc.

Snap Inc. is a technology company. We believe the camera presents the greatest opportunity to improve the way people live and communicate. We contribute to human progress by empowering people to express themselves, live in the moment, learn about the world, and have fun together. For more information, visit snap.com.

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